UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

RELIANT BANCORP, INC.
(Exact name of registrant as specified in its charter)

Tennessee	37-1641316
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1736 Carothers Parkway, Suite 100 Brentwood, Tennessee	37027
(Address of Principal Executive Offices)	(Zip Code)

Reliant Bancorp, Inc. 2018 Employee Stock Purchase Plan
(Full title of the plan)

DeVan D. Ard, Jr.
Chairman, President, and Chief Executive Officer
Reliant Bancorp, Inc.
1736 Carothers Parkway, Suite 100
Brentwood, Tennessee  37027
(615) 221-2020
(Name, address, including zip code, and telephone number, including area code, of agent for service)

with a copy to:
Elizabeth W. Sims, Esq.
Butler Snow LLP
150 3rd Avenue South, Suite 1600
Nashville, Tennessee 37201

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐		Accelerated filer	☒
Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☒
			Emerging Growth Company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be Registered (1)(2)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
common stock, $1.00 par value	200,000	$23.10	$4,620,000	$559.94

(1)
Relates to the common stock to be issued pursuant to the Reliant Bancorp, Inc. 2018 Employee Stock Purchase Plan (the “2018 ESPP”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement on Form S-8 also covers any additional shares of common stock that may hereafter become issuable as a result of the adjustment provisions of the 2018 ESPP.

(2)
The maximum offering price per share is estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act and is based on the average of the high and low sales prices per share of the registrant’s common stock as reported on the Nasdaq Capital Market on December 17, 2018.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information called for in Part I (Items 1 and 2) of Form S-8 will be delivered to participants in the Reliant Bancorp, Inc. Employee Stock Purchase Plan as specified by Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with Rule 428 of the Securities Act and the requirements of Part I of Form S-8, such documents are not being filed with or included in this registration statement on Form S-8 (by incorporation by reference or otherwise).

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by Reliant Bancorp, Inc. (the “Company”) with the Securities and Exchange Commission (the “Commission”) are incorporated by reference in this registration statement:

(a)	The Company’s annual report on Form 10-K for the fiscal year ended December 31, 2017, filed on March 16, 2018.

(b)
All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since the end of the fiscal year covered by the annual report referred to in (a) above.

(c)
The description of the Company’s common stock contained in the Form 8-K filed December 19, 2018, for the purposes of updating the description contained in the registration statement on Form S-3 filed by the Company (formerly known as Commerce Union Bancshares, Inc.) on September 22, 2017, and any amendment or reports filed for the purpose of updating that description.

All reports and documents subsequently filed by the Company pursuant to sections 13(a), 13(c), 14, and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Butler Snow LLP is passing upon the validity of the common stock being registered.

Item 6.	Indemnification of Directors and Officers.

Tennessee General Corporation Law

The Tennessee Business Corporation Act (the “TBCA”) provides that a corporation may indemnify any of its directors and officers against liability incurred in connection with a proceeding if: (a) such person acted in good faith; (b) in the case of conduct in an official capacity with the corporation, the person reasonably believed such conduct was in the corporation’s best interests; (c) in all other cases, the person reasonably believed that the person’s conduct was at least not opposed to the best interests of the corporation; and (d) in connection with any criminal proceeding, such person had no reasonable cause to believe the person’s conduct was unlawful. In actions brought by or in the right of the corporation, however, the TBCA provides that no indemnification may be made if the director or officer was adjudged to be liable to the corporation. The TBCA also provides that in connection with any proceeding charging improper personal benefit to an officer or director, no indemnification may be made if such officer or director is adjudged liable on the basis that such personal benefit was improperly received. In cases where the director or officer is wholly successful, on the merits or otherwise, in the defense of any proceeding instigated because of his or her status as a director or officer of a corporation, the TBCA mandates that the corporation indemnify the director or officer against reasonable expenses incurred in the proceeding. The TBCA provides that a court of competent jurisdiction, unless the corporation’s charter provides otherwise, upon application, may order that an officer or director be indemnified for reasonable expenses if, in consideration of all relevant circumstances, the court determines that such individual is fairly and reasonably entitled to indemnification, notwithstanding the fact that (a) such officer or director was adjudged liable to the corporation in a proceeding by or in the right of the corporation; (b) such officer or director was adjudged liable on the basis that personal benefit was improperly received by the officer or director; or (c) such officer or director breached the officer’s or director’s duty of care to the corporation.

Our Amended and Restated Charter, as amended, contains a provision stating that directors shall not be personally liable to the company or the shareholders for monetary damages for breach of any fiduciary duty as a director; provided that a director may be liable: (i) for a breach of the director’s duty of loyalty, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or (iii) as provided under the TCBA with respect to unlawful distributions.

Under our Third Amended and Restated Bylaws, each person who was or is made a party to, or is threatened to be made a party to or is otherwise involved in, any proceeding, by reason of the fact that he or she is or was a director or officer of the company or is or was serving at the request of the company as a director, officer, or employee of another corporation or of a partnership, joint venture, trust, or other enterprise, including service with respect to employee benefit plans, provided that the basis of such proceeding is alleged action in an official capacity as a director, officer, or employee within the scope of such indemnitee’s duties and authority, shall be indemnified and held harmless by the company to the fullest extent authorized by the TBCA, as the same now exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits us to provide broader indemnification rights than such law provided prior to such amendment), and applicable federal laws and regulations (including without limitation applicable Federal Deposit Insurance Corporation regulations regarding indemnification payments by a depository institution holding company, as the same may be amended from time to time), against all expense, liability, and loss (including without limitation attorneys’ fees, judgments, fines, excise taxes, penalties, and amounts paid into settlement) reasonably incurred or suffered by such indemnitee in connection therewith, and such indemnification shall continue as to an indemnitee who has ceased to be a director, officer, or employee and shall inure to the benefit of the indemnitee’ s heirs, executors, and administrators.

Notwithstanding the foregoing, we shall indemnify an indemnitee with respect to a proceeding initiated or instituted by the indemnitee only if such proceeding (or part thereof) was authorized by the board of directors.

The right to indemnification conferred by Reliant Bancorp is a contract right and shall include the right to be paid the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that any such advancement of expenses for expenses incurred by an indemnitee in his or her capacity as a director, officer, or employee (and not in any other capacity in which service was or is rendered by such indemnitee, including without limitation service to any employee benefit plan) shall be made only upon delivery to Reliant Bancorp of an undertaking by and on behalf of such indemnitee to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right of appeal that such indemnitee is not entitled to be indemnified for such expenses.

Moreover, the foregoing right of indemnification shall not be exclusive of other rights to which such person, his heirs, executors, administrators, successors or assigns may be entitled under any law, bylaw, agreement, vote of shareholders or otherwise.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of Reliant Bancorp pursuant to its bylaws, or otherwise, Reliant Bancorp has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Reliant Bancorp carries standard directors’ and officers’ liability insurance covering its directors and officers.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

See the Exhibit Index, which is incorporated herein by reference.

Item 9.	Undertakings.

The undersigned registrant hereby undertakes:

(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of the registrant pursuant to the foregoing provisions, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the registrant of expenses incurred or paid by a director, officer or controlling person of such registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Brentwood, State of Tennessee, on the 19th of December, 2018.

RELIANT BANCORP, INC.

/s/ DeVan D. Ard, Jr.
DeVan D. Ard, Jr.
Chairman, President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints DeVan D. Ard, Jr. his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that the attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons on behalf of the Registrant in the capacities indicated as of December 19, 2018.

Name	Title

/s/ DeVan D. Ard, Jr.	Chairman, Chief Executive Officer, and President
DeVan D. Ard, Jr.	(Principal Executive Officer)

/s/ J. Daniel Dellinger	Chief Financial Officer
J. Daniel Dellinger	(Principal Financial Officer and Accounting Officer)

/s/ Homayoun Aminmadani	Director
Homayoun Aminmadani

/s/ Charles Trimble Beasley	Director
Charles Trimble Beasley

/s/ John Lewis Bourne	Director
John Lewis Bourne

/s/ Robert E. (Brown) Daniel	Director
Robert E. (Brown) Daniel

/s/ William R. DeBerry	Director
William R. DeBerry

/s/ Sharon H. Edwards	Director
Sharon H. Edwards

/s/ Farzin Ferdowsi	Director
Farzin Ferdowsi

/s/ Darrell S. Freeman, Sr.	Director
Darrell S. Freeman, Sr.

/s/ James Gilbert Hodges	Director
James Gilbert Hodges

/s/ Louis E. Holloway	Director
Louis E. Holloway

/s/ James R. Kelley	Director
James R. Kelley

/s/ Don Richard Sloan	Director
Don Richard Sloan

/s/ Rusty Vest	Director
Rusty Vest

EXHIBIT INDEX

Exhibit No.	Exhibit
4.1	Reliant Bancorp, Inc. 2018 Employee Stock Purchase Plan (1)

4.2	Amended and Restated Charter of Reliant Bancorp, Inc., as amended (2)

4.3	Third Amended and Restated Bylaws of Reliant Bancorp, Inc. (3)

4.4	Common Stock Specimen Certificate *

5.1	Opinion of Butler Snow LLP*

23.1	Consent of Maggart & Associates, P.C., registered independent public accounting firm of Reliant Bancorp, Inc.*

23.2	Consent of Butler Snow LLP (included in Exhibit 5.1)*

23.3	Power of Attorney (see signature pages to this registration statement)*

*Filed herewith

(1)	Registrant hereby incorporates by reference to the registrant’s definitive proxy statement on Schedule 14A filed on April 10, 2018.
(2)	Registrant hereby incorporates by reference to Exhibit 3.1 to registrant’s Form 10-Q filed on November 6, 2018.
(3)	Registrant hereby incorporates by reference to Exhibit 3.1 to registrant’s Form 8-K filed June 21, 2018.